Exhibit 10.2

                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           JD AMERICAN WORKWEAR, INC.


The following articles are to be amended pursuant to the ratification by more than 50% of the votes of the shareholders so entitled and upon the resolution of the Board of Directors this 30th day of November 2000.

Amendment to the Certificate of Incorporation of JD American Workwear, Inc.;

     Article First: The name of the corporation will be American Commerce Solutions, Inc.

     Article Fourth: The total authorized shares will be increased to 31,000,000 comprised of 30,000,000 shares of common stock; par value $.002 and 1,000,000 shares of preferred stock, par value $.001.